Exhibit 10.39

UNIVAR USA INC.

SUPPLEMENTAL VALUED INVESTMENT PLAN

(As Amended and Restated as of July 1, 2010)

Second Amendment

WHEREAS, Univar USA Inc. (“Company”) sponsors and maintains the Univar USA Inc. Supplemental Valued Investment Plan as amended and restated as of July 1, 2010 and as thereafter amended (the “Plan”); and

WHEREAS, the President has the authority to amend the Plan for changes that do not significantly increase the cost of the Plan pursuant to Section 12.1 of the Plan; and

WHEREAS, the Company desires to amend the Plan to (1) change the eligibility criteria to refer to the Company’s new job classifications and require that base salary in the preceding plan year at least equal the amount set forth in Code Section 414(q)(1)(B)(i) and (2) change the eligibility determination period to end on April 30.

NOW, THEREFORE, the Plan is hereby amended effective January 1, 2011 as follows:

1. Section 4.1 of the Plan, Employee Eligibility, is hereby amended in its entirety to read as follows:

“4.1 Employee Eligibility. An Employee shall be eligible to become a Participant in the Plan and participate in the Plan for an upcoming Plan Year if on the date selected by the Pension Management Committee for determining eligibility for such Plan Year (see below), the Employee is eligible to participate in the Investment Plan and meets the following criteria:

(i) The Employee is employed at the Company’s compensation band l, 2 or 3; and

(ii) The Employee is earning a base salary at least equal to the amount set forth in Code Section 414(q)(1)(B)(i) (as adjusted from time to time by the Secretary of the Treasury pursuant to Code Section 414(q)(1)) which would have caused the Employee to be considered a highly compensated employee pursuant to Code Section 414(q) for the up-coming Plan Year (e.g., $110,000 is the threshold for base salary for participation during the 2012 Plan Year because an employee had to earn at least $110,000 in total compensation in 2011 to be considered highly compensated in 2012 for Investment Plan purposes).

The date as of which it is determined whether an Employee is eligible to make Participant Deferrals and receive Matching Employer Contributions for a Plan Year shall be such date, as selected by the Pension Management Committee in its sole discretion, that occurs between April 1 and April 30 of the calendar year immediately preceding the applicable Plan Year. The date as of which it is determined whether an Employee is eligible to receive Retirement Contributions under this Plan for a Plan Year shall be such date, as selected by the Pension Management Committee in its sole discretion, that is on or before the date the Employee becomes eligible to receive retirement contributions to the Investment Plan pursuant to Section 3.11 therein.”

This Second Amendment to the Plan is adopted and executed this 2nd day of May, 2011.

UNIVAR USA INC.

By:

Its:	President